Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Financial Group Completes Acquisition of Herkimer Trust Corporation.

Utica, N.Y., December 27, 2002 -Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for SBU Bank, announced today that it has completed the acquisition of Herkimer Trust Corporation. As a result, on Monday, December 30, 2002 SBU Bank will open with 16 branch locations throughout the Mohawk Valley with minimal customer interruption.

"Thanks to the diligent efforts of the employees of both banks, we will have accomplished the task of full integration in a compressed timeframe, minimizing the negative impact to customers. We are very excited about the future for SBU Bank, and look forward to opening the doors on Monday December 30 as a greatly expanded bank with new branches and products for all of our customers," stated John Zawadzki, President & CEO of Partners Trust and SBU Bank.

In August 2002, Partners Trust Financial Group, Inc. agreed to pay $64 million in cash to acquire Herkimer Trust Corporation. The transaction, which is expected to be accretive to Partners Trust's earnings in 2003, the first full year of ownership, was accounted for as a purchase transaction. Mr. R.W. Burrows, Jr., former Chairman and CEO of Herkimer Trust Corporation is joining the board of directors of Partners Trust and SBU Bank.

As a result of the acquisition, SBU Bank now operates a total of 16 branches in Herkimer, Oneida and Onondaga Counties combining many of the product offerings of the two banks. SBU Bank will now offer trust and asset management services and products, and will focus on expanding those lines of business throughout the SBU market area. SBU Bank will also continue the strong municipal deposit business of Herkimer County Trust by offering a full range of municipal deposit services through SBU Municipal Bank.

Partners Trust Financial Group, headquartered in Utica, New York, is the holding company for SBU Bank. SBU Bank has total assets of approximately $1.3 billion, and a full complement of business and retail banking products as well as trust, investment, and municipal services through its 16 central New York locations in Oneida, Herkimer, and Onondaga counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and the Bank's website, www.sbu.com.

For additional information contact:

John A. Zawadzki

President and Chief Executive Officer

(315) 738-4778

Steven A. Covert

Executive Vice President and Chief Financial Officer

(315) 738-4993